Exhibit 5.1

150 Third Avenue South, Suite 2800
Nashville, TN 37201 (615) 742-6200

August 8, 2019
National Health Investors, Inc.
222 Robert Rose Drive
Murfreesboro TN 37130

Ladies and Gentlemen:
We have acted as special counsel to National Health Investors, Inc. (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission on the date hereof for the purpose of registering under the Securities Act of 1933, as amended, 3,000,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company which may be issued pursuant to the National Health Investors, Inc. 2019 Stock Incentive Plan (the “Plan”).

We have examined originals, or certified or photostatic copies of such statutes, records, regulations, certificates of the officers of the Company and of public officials, and such other information as we have deemed necessary for purposes of rendering this opinion.

In stating our opinion, we have assumed: (i) that all signatures are genuine, all documents submitted to us as originals are authentic, and all documents submitted to us as copies conform to authentic original documents; (ii) that the parties to such documents have the legal right and power under all applicable laws, regulations and agreements to enter into, execute, deliver and perform their respective obligations thereunder; (iii) that upon issuance of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue; (iv) that the Shares will not be issued or transferred in violation of the restrictions on transfer and ownership of shares of stock of the Company set forth in Article Ninth of the Charter; and (v) that each incentive stock option, non-qualified stock option and stock appreciation right will have been duly authorized, validly granted and duly exercised in accordance with the terms of the Plan, including any stock option or similar agreement entered into in connection therewith, at the time of any exercise of such incentive stock option, non-qualified stock option and stock appreciation right.

On the basis of such review, but subject to the limitations expressed herein, we are of the opinion, as of the date hereof, that the Shares being registered by the Registration Statement will, when issued in compliance with the Plan and sold as contemplated under the Registration Statement, be legally issued, fully paid and non-assessable.

Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention. Our opinion herein is further limited solely to the laws of the United States of America and the laws of the State of Maryland solely as to the Code of Maryland (Article - Corporations and Associations). In rendering the opinion set forth herein, we have relied upon the documents provided by the Company as referenced above and have made no independent verification or investigation of factual matters pertaining thereto or to the Company.

This firm hereby consents to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Bass, Berry & Sims PLC